UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

May 3, 2012

Rite Aid Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-5742	23-1614034
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 Hunter Lane, Camp Hill, Pennsylvania 17011

(Address of principal executive offices, including zip code)

(717) 761-2633

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events.

On May 3, 2012, Rite Aid Corporation (the “Company”) announced the pricing of an offering (the “Notes Offering”) of an additional $421.0 million aggregate principal amount of 9.25% senior notes due 2020 (the “Notes”) at a price of 101.25% which will result in total proceeds of approximately $426.3 million. The Notes are being offered as additional notes under an existing indenture pursuant to which the Company previously issued $481.0 million aggregate principal amount of 9.25% senior notes due 2020.  The Notes to be issued in this offering and the previously issued 9.25% senior notes due 2020 will be equal in right of payment, will vote together with, and will form a single class of notes under the indenture.  The Notes will be unsecured, unsubordinated obligations of Rite Aid Corporation and will be guaranteed by substantially all of the Company’s subsidiaries. The Notes Offering is expected to close on May 15, 2012, subject to customary closing conditions.

A copy of the press release announcing pricing of the Notes Offering is hereby incorporated by reference and attached hereto as Exhibit 99.1.

The Notes and the related subsidiary guarantees have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 9.01.              Financial Statements and Exhibits.

(d) Exhibits.

99.1         Press Release announcing the pricing of the Notes Offering, dated May 3, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

RITE AID CORPORATION

Dated: May 3, 2012	By:	/s/ Marc A. Strassler
		Name:	Marc A. Strassler
		Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release announcing pricing of the Notes Offering, dated May 3, 2012.